EXHIBIT 5(A) AND 23(A)


                            May 13, 1997




404 815-6444



National Vision Associates, Ltd.
296 Grayson Highway
Lawrenceville, Georgia  30245


      Re:   Form S-8 Registration Statement

Gentlemen:

      We have acted as counsel for National Vision Associates, Ltd., a Georgia corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's Restated Non-Employee Director Stock Option Plan (the "Plan") and the proposed offer and sale of up to 500,000 shares of the Company's common stock, $.01 par value (the "Common Stock") pursuant thereto. In connection with the preparation of said Registration Statement, we have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

          The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 100,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

          The Plan and the proposed offer and sale thereunder of up to 500,000 shares of Common Stock pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully-paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                    Sincerely,


                    By:  /s/ David A. Stockton
                         David A. Stockton, a partner